Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 Nos. 333-29185 and 333-223149) of The Williams Companies, Inc.,

(2)	Registration Statement (Form S-8 No. 333-03957) pertaining to The Williams Companies, Inc. 1996 Stock Plan for Non-Employee Directors,

(3)	Registration Statement (Form S-8 No. 333-85542) pertaining to The Williams Investment Plus Plan,

(4)	Registration Statement (Form S-8 No. 333-85546) pertaining to The Williams Companies, Inc. 2002 Incentive Plan,

(5)	Registration Statement (Form S-8 No. 333-142985) pertaining to The Williams Companies, Inc. 2007 Employee Stock Purchase Plan and The Williams Companies, Inc. 2007 Incentive Plan,

(6)	Registration Statement (Form S-8 No. 333-167123) pertaining to The Williams Companies, Inc. 2007 Incentive Plan, and

(7)	Registration Statement (Form S-8 No. 333-198050) pertaining to The Williams Companies, Inc. 2007 Incentive Plan and The Williams Companies, Inc. 2007 Employee Stock Purchase Plan;

of our report dated February 22, 2018, except as it relates to the changes due to the application of Accounting Standards Updates 2017-07 and 2016-15 described under the Accounting standards issued and adopted heading in Note 1, and the other matters disclosed in Note 19, as to which the date is May 3, 2018, with respect to the consolidated financial statements and schedules of The Williams Companies, Inc. included in this Current Report on Form 8-K.

/s/ Ernst & Young LLP

Tulsa, Oklahoma
May 3, 2018